Exhibit 99.1

Contact:
Scott Shipley
Investor Relations
Lennar Corporation
(305) 485-2054

FOR IMMEDIATE RELEASE

LENNAR COMPLETES THE EXPANSION OF ITS

STRATEGIC LANDSOURCE PARTNERSHIP

Miami, February 28, 2007 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, announced today the addition of a new strategic partner, MW Housing Partners (“MWHP”), into its LandSource joint venture. MWHP adds significant financial resources and unique land positions to a venture already recognized as a premier land and development company. The completion of the financing and transaction resulted in a cash distribution to Lennar of approximately $700 million. The resulting ownership of LandSource is 68% MWHP, 16% Lennar and 16% LNR Property Corporation. Lennar will retain a promote opportunity allowing it to have a disproportionate share of the entity’s future positive net cash flow. In the first quarter of fiscal-year 2007, Lennar will recognize approximately $170 million of earnings and, potentially, $400 million in future years.

As of January 31, 2007, LandSource had assets with a book value of approximately $1.3 billion. In the transaction announced today, the LandSource assets were appraised at a value of approximately $2.6 billion, with a potential increase of over $600 million. As part of today’s transaction, MWHP contributed cash and approximately 4,000 homesites totaling nearly $970 million to LandSource. The homesites were part of an existing land bank relationship between MWHP and Lennar, and were re-priced downward to reflect current market values. Lennar also retained option contracts and rights of first offer to purchase land from The Newhall Land & Farming Company, LandSource’s primary investment. These below-market-value option contracts should enhance margins for Lennar during a period of industry-wide margin compression. Lennar now controls approximately 19,000 homesites within LandSource. In addition, Lennar will receive management fees in connection with its management of LandSource.

(more)

2-2-2

As part of today’s transaction, LandSource successfully completed a new $1.55 billion bank debt financing. The financing consisted of a $200 million undrawn five-year Revolving Credit Facility initially priced at a rate of LIBOR plus 3%, a $1.106 billion six-year Term Loan B Facility initially priced at LIBOR plus 2.75% and a $244 million seven-year Second Lien Term Facility priced at LIBOR plus 4.5%. The pricing on the Revolving Credit Facility and Term Loan B Facility may be reduced based on certain events. The financing is non-recourse to the equity partners. The post-closing debt-to-appraised value of the assets in LandSource is 51.7%.

Barclays Capital served as the sole lead arranger and sole bookrunner for each of the facilities, with Barclays Bank PLC acting as administrative agent for the credit facilities.

Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “Lennar welcomes MacFarlane Partners to the LandSource team. This transaction is another strategic stepping stone in building one of the nation’s premier land companies. As a result of the recapitalization, LandSource is uniquely positioned to take advantage of attractive land pricing in today’s sluggish market with substantial capital and sponsorship.”

Mr. Miller continued, “This transaction validates our approach to utilizing joint ventures in our business. Our LandSource joint venture allowed us to mitigate the risk of investing in long-term real estate while capturing significant financial upside. The liquidity achieved through this transaction reflects an intense focus on our ‘balance sheet first’ operating strategy. Lennar has always used the cycle as an ally, not an adversary, and the cash distribution to Lennar resulting from this transaction enhances our liquidity for long-term strategic opportunities.”

(more)

3-3-3

MWHP is co-managed by MacFarlane Partners, one of the leading real estate investment management firms in the United States and an experienced investor in single-family residential land and housing developments in markets nationwide. Headquartered in San Francisco, MacFarlane Partners manages $11.7 billion in real estate assets and has invested in residential land and housing developments since 1995.

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause Lennar’s actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of Lennar’s Annual Report on Form 10-K for its fiscal year ended November 30, 2006. Lennar does not undertake any obligation to update forward-looking statements.

###